MasTec, Inc.
Deferred Fee Plan For Directors

ARTICLE I
INTRODUCTION

        This Deferred Fee Plan, adopted by the Company on December 19, 2005, is established by MasTec, Inc. (the “Company”) for the benefit of its Directors and their Beneficiaries (as such terms are defined below), and it shall be maintained according to the terms hereof.

ARTICLE II
DEFINITIONS

        When used herein, the following capitalized words and phrases shall have the meanings assigned to them, unless the context clearly indicates otherwise. Other capitalized words and phrases shall have the meanings assigned to them in the Stock Incentive Plan and Non-Employee Plan.

                 2.1 “Board” means the board of directors of the Company.

                 2.2 “Beneficiary” means the person or persons, natural or otherwise, designated by a Director under Article VIII.

                 2.3 “Board” means the Board of Directors of the Company.

                 2.4 “Cash Account” means a bookkeeping account established by the Company in the name of a Director to which is credited (i) any Fees that are deferred by the Director under section 3.1(a) and directed into the Cash Account under section 3.1(b), and (ii) any interest that is credited to the Director under Article IV.

                 2.5 “Cash Fees” means any Fees payable in cash.

                 2.6 “Change in Control” means a Change in Control as defined in the Stock Incentive and Non-Employee Plans.

                 2.7 “Code” means the Internal Revenue Code of 1986, as amended.

                 2.8 “Common Stock” means the common stock of the Company.

                 2.9 “Compensation Committee” means the Compensation Committee of the Board.

                 2.10 “Deferred Fee Accounts” means a Director's Cash Account and Stock Account.

                 2.11 “Deferred Fee Agreement” means the written agreement, substantially in the form of Exhibit A hereto, between the Company and a Director, which, together with the Deferred Fee Plan, governs the Director’s rights to payment of deferred Fees (adjusted for interest and dividends, as applicable) under the Deferred Fee Plan.

                 2.12 “Deferred Fee Plan” means the MasTec, Inc. Deferred Fee Plan For Directors set forth in this document, effective as of January 1, 2006, as amended by the Board from time to time.

                 2.13 “Deferred Stock” means Deferred Stock as defined in the Stock Incentive Plan and the Non-Employee Plan.

                 2.14 “ Director” means an Employee Director or Outside Director.

                 2.15 “Employee Directors” means those Directors who are not "Outside Directors."

                 2.16 “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

                         (a)     If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the administrator of this Deferred Fee Plan deems reliable;

                         (b)     If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination; or

                         (c)     In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the administrator of this Deferred Fee Plan.

                 2.17 “Fees” means the annual retainer paid to a Director, any fees paid to a Director for attending meetings of the Board or any committee of the Board, and any fees paid to a Director for serving as chairman of a committee of the Board.

                 2.18 “Interest” means the amount of interest credited to a Director's Cash Account pursuant to Article IV.

                 2.19 “Non-Employee Plan” means the 2003 Stock Incentive Plan For Non-Employees, as amended and restated, effective October 16, 2003, as hereinafter may be further amended from time to time.

                 2.20 “Outside Directors” means those Directors who are “independent” under the independence requirements of the New York Stock Exchange and who qualify as nonemployee directors under Rule 16b-3 under the Securities Exchange Act of 1934, as amended and “outside directors” under Section 162(m) of the Code.

                 2.21 “Separation from Service” means the cessation of services as a Director, and in the case of an Employee Director, the voluntary or involuntary severing of employment from the Company for any reason other than the Participant’s death or Disability, determined in a manner consistent with the requirements of Section 409A(a)(2)(A)(i) of the Code and the Treasury Regulations and other guidance issued thereunder.

                 2.22 “Share” means a share of Common Stock.

                 2.23 “Specified Employee” means any Employee Director who, at the time of his or her Separation from Service, is a key employee, within the meaning of Section 416(i) of the Code, of the Company if, at the time a distribution is being made, the Company’s Common Stock is publicly traded on an established securities market or otherwise, or the Employee Director is otherwise deemed to be a specified employee under Section 409A(a)(2)(B)(i) of the Code.

                 2.24 “Stock Account” means a bookkeeping account established by the Company in the name of a Director to which are credited with Shares for any Fees that are deferred by the Director under section 3.1(a) and directed into the Stock Account under section 3.1(b), and (ii) any additional Shares that are credited by the Company under Article V.

                 2.25 “Stock Fees” means the Fees payable in shares of Common Stock, including without limitation any shares of restricted stock granted to the Director pursuant to the Stock Incentive Plan or the Non-Employee Plan.

                 2.26 “Stock Incentive Plan” means the Company’s 2003 Employee Stock Incentive Plan, as hereinafter may be amended from time to time..

                 2.27 “Treasury Regulations” means the regulations promulgated by the United States Treasury Department with respect to the Code.

                 2.28 “Unforeseeable Emergency” means a severe financial hardship to the Director resulting from: (1) an illness or accident of the Director, the Director’s spouse, or a dependent of the Director (as defined in Code Sec. 152(a)); (2) loss of the Director’s property due to casualty; or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Director’s control. This definition of Unforeseeable Emergency shall, at all times, be subject to the definition of an “unforeseeable emergency” as provided for in the Treasury Regulations for Section 409A of the Code. The existence of a Unforeseeable Emergency shall be determined by the Compensation Committee of the Company in his discretion.

ARTICLE III
DEFERRAL OF FEES

                 3.1 Election To Defer Fees.

                         (a)     A Director may elect to defer Fees earned for a given year by filing a Deferred Fee Agreement with the Company by no later than December 31 of the year prior to the calendar year in which the Fees are to be earned. For a new Director, the election to defer Fees earned during his or her initial calendar year of service shall be made within 30 days following the Director’s election or appointment, and shall not apply with respect to any Fees earned in any calendar quarter ending on or before the election is made. Each election shall remain in force for subsequent calendar years unless and until modified or revoked by the Director prior to the beginning of the calendar year with respect to which the modification or revocation is to be effective.

                         (b)     When a Director elects, pursuant to a Deferred Fee Agreement, to defer Fees under section 3.1(a), the Director shall also elect in the Deferred Fee Agreement whether Fees being deferred should be credited to his or her Cash Account or to his or her Stock Account; provided, however, that deferred Stock Fees only may be credited to the Director’s Stock Account.

                         (c)     A Director shall elect, in each Deferred Fee Agreement, the method of payment, under Article VI hereof pursuant to which the portion of the Director’s Deferred Fee Accounts resulting from such deferrals is to be distributed. A Director may make separate elections with respect to amounts credited to the Director’s Stock Account and Cash Account. To the extent that a Director fails to elect the method of payment of his or her Deferred Fee Accounts, the Director’s Deferred Fee Accounts shall be distributed in a lump-sum as of the January 15th following the Director’s Separation from Service from the Company (subject to section 6.1 of this Deferred Fee Plan).

                 3.2 Crediting to Deferred Fee Accounts.

                         (a)     If a Director elects under section 3.1(b) to have Cash Fees credited to his or her Cash Account, the Company shall credit the Director’s Cash Account, on the date that the Cash Fees otherwise would have been payable to the Director, with the portion of the Cash Fees that the Director has elected in the Deferred Fee Agreement to defer into the Cash Account.

                         (b)     If a Director elects under section 3.1(b) to have Cash Fees credited to his or her Stock Account, the Company shall credit the Director’s Stock Account, on the date that the Fees otherwise would have been payable to the Director, with a certain number of shares of Deferred Stock. The number of shares of Deferred Stock credited to the Stock Account shall be the quotient that results from dividing the portion of the Cash Fees that the Director elects in the Deferred Fee Agreement to be credited to his or her Stock Account by the Fair Market Value of a share of Common Stock on the date on which the Cash Fee otherwise would have been payable to the Director.

                         (c)     If a Director elects under section 3.1(b) to have Stock Fees credited to his or her Stock Account, the Company shall credit the Director’s Stock Account, on the date that the shares of Common Stock that comprise the Stock Fees otherwise would have been transferred to the Director, with a number of shares of Deferred Stock equal to the number of shares of Common Stock that the Director has elected to defer under the Deferred Fee Agreement.

                         (d)     No fractional shares of Deferred Stock shall be credited under the Deferred Fee Plan. The number of shares of Deferred Stock credited shall always be rounded down to the next whole unit and any fractional amount will be credited as cash into the Director’s Cash Account.

                         (e)     Deferred Stock shall have the terms set forth in the Director’s Deferred Fee Agreement (which shall serve to the extent necessary as the Agreement for the Deferred Stock award under the Stock Incentive Plan or the Non-Employee Plan, as applicable) and the Deferred Fee Plan, to the extent that such terms are not inconsistent with the terms of the Stock Incentive Plan or the Non-Employee Plan, as applicable.

                         (f)     If and to the extent that any Stock Fees are deferred pursuant to this Plan, the Deferred Stock credited to the Director’s Stock Account as a result of that deferral shall become vested and nonforfeitable at the same times that the Stock Fees would have become vested and nonforfeitable had the Participant not elected to defer such Stock Fees pursuant to this Deferred Fee Plan, and for purposes of determining the amount distributable to a Participant under this Deferred Fee Plan, the Director’s Stock Account only shall be deemed to include the vested portion of the Deferred Stock credited to the Director’s Stock Account. The portion of a Director’s Stock Account that is attributable to Cash Fees that are deferred pursuant to this Deferred Fee Plan shall at all times be fully vested and nonforfietable. Deferred Stock under this Deferred Fee Plan shall not be transferable pursuant to Section 7.8. of the Stock Incentive Plan or Section 7.8 of the Non-Employee Plan.

                 3.3 Modification or Revocation of Deferral. At any time prior to the last date upon which an election may be made for such period pursuant to Section 3.1, a Director may revoke his or her election to defer Fees or change his or her election regarding the Deferred Fee Account to which his or her deferred Fees are credited. In addition, a Director may revoke or modify his or her election to defer Fees for subsequent calendar years at any time prior to January 1st of the year to which the revocation or modification is intended to apply. All modifications or revocations shall be made in writing and delivered to the Chief Financial Officer of the Company.

ARTICLE IV
INTEREST

        Interest on the balance in the Cash Account shall be credited to each Director’s Cash Account, as of the end of each calendar quarter, at a rate equal to the rate of interest payable by the Company on its senior credit facility determined as of the first day of such calendar quarter.

ARTICLE V
DIVIDENDS

        The Stock Account of each Director with Deferred Stock credited to his or her Stock Account on the record date of a dividend shall be credited on the payment date of the dividend with a number of shares of Deferred Stock (rounded down to the next whole unit with any remainder being credited to the Director’s Cash Account) determined by dividing the product of the number of shares of Deferred Stock credited to the Director’s Stock Account on the dividend record date and the dividend per Share of Common Stock by the Fair Market Value of a Share of Common Stock on the dividend payment date. Deferred Stock credited on account of dividends under this Article V shall have the same terms (including vesting requirements) as the Deferred Stock to which the dividends relate. The Stock Account of each Director with Deferred Stock credited to his or her Stock Account on the record date of a stock dividend shall be credited on the payment date of the stock dividend with a number of shares of Deferred Stock (rounded down to the next whole unit) equal to the number of shares the director would have received if the Deferred Stock were issued and outstanding.

ARTICLE VI
PAYMENT OF DEFERRED FEES

                 6.1 Distributions. A Director (or his or her Beneficiary) shall be entitled to receive a benefit equal to the amounts credited to his or her Deferred Fee Accounts at the time specified in such Director’s Deferred Fee Agreement. Amounts credited to a Director’s Cash Account shall be paid in cash. Amounts credited to a Director’s Stock Account shall be paid in Shares, to the extent vested pursuant to section 3.2(f). The Deferred Fee Accounts shall be distributed in accordance with the elections made by the Participant in the Deferred Fee Agreement that relates to the portion of the Director’s Deferred Fee Account that is being distributed and the provisions of this Plan; provided, however, that with respect to the Director’s Stock Account, such instructions do not conflict with the Stock Incentive Plan or the Non-Employee Plan, as applicable.

                 6.2 Timing of Distributions. Payments shall commence from the Director’s Deferred Fee Account on January 15 of the year following the year in which the Director has a Separation from Service as a Director. Notwithstanding the foregoing, in no event shall any distributions be made under the Plan on account of the Separation from Service of any Director that is a Specified Employee, before the date that is 6 months after the date of the Director’s Separation from Service or, if earlier, the date of the Director’s death or Disability, or as otherwise permitted without violating the requirements of 409A of the Code.

                 6.3 Form of Distribution. Distribution of a Director’s Deferred Fee Accounts shall be made in one of the following forms specified by the Director in the Deferred Fee Agreement in the manner prescribed by the Committee: (x) a lump sum distribution, or (y) in up to 5 approximately equal, consecutive annual installments. Each installment shall be equal to the value of the Director’s Cash or Stock Account at the time of distribution multiplied by a fraction, the numerator of which is 1 and the denominator of which is the number of installments remaining to be paid. A Director’s election pursuant to a Deferred Fee Agreement to receive a particular form of distribution shall be irrevocable with respect to all amounts deferred pursuant to such Deferred Fee Agreement. If a Director fails to elect a form of distribution, then distribution shall be made in the form of a lump sum.

                 6.4 Changes to Forms of Distribution. A Director may elect, in his or her discretion, a different form of distribution for the Cash Account and/or the Stock Account for each Deferred Fee Agreement entered into by the Director, provided, however, that the Director must comply with the deferral election procedures in Sections 3.1(a) and 3.1(c) for the year with respect to which a new Deferred Fee Agreement is made (e.g., a Director who has elected a lump-sum distribution for amounts deferred in 2006 can elect annual installments for amounts deferred in 2007, provided the Director makes his or her election by December 31, 2006).

                 6.5 Small Account Balances. Notwithstanding anything to the contrary contained in this Article VI, in the event that the combined value of a Director’s Deferred Fee Accounts as of the distribution date is less than the Minimum Distribution Amount, distribution shall be made in the form of a lump sum. For purposes of this provision, the Minimum Distribution Amount shall be $50,000, or such lesser amount as shall be required in order not to violate the requirements of Section 409A of the Code.

                 6.6 Payments to Beneficiaries. If a Director dies before distribution of the Director’s Deferred Fee Accounts has been made to him or her, any remaining amounts (including any remaining installments that otherwise would have been payable to the Director under Section 6.3), shall be distributed to the Director’s Beneficiary or Beneficiaries in a lump sum payment as soon as practicable after the Participant’s death.

                 6.7 Change in Control. If and to the extent that it would not violate the requirements of Section 409A of the Code, in the event of a Change in Control, the full value of the Director’s Account (including any remaining installments that otherwise would have been payable to the Director under Section 6.3), shall be distributed as a lump sum to the Director or to the Beneficiary or Beneficiaries of a deceased Director, as soon as practicable following the Change in Control.

                 6.8 No Acceleration of Benefits. In no event shall the acceleration of the time or schedule of any payment under the Plan be permitted, except to the extent permitted under Section 409A of the Code and the Treasury Regulations and other applicable guidance issued thereunder.

ARTICLE VII
UNFORESEEABLE EMERGENCY WITHDRAWALS

        Except as set forth in the following sentence, no Director, Beneficiary, nor any other individual or entity shall have any right to make any early withdrawals from such Director’s Deferred Fee Accounts. A Director may, in the discretion of the Compensation Committee, be entitled to withdraw all or a portion of the amount credited to his or her Deferred Fee Accounts in the event of Unforeseeable Emergency, provided that the amount of the withdrawal is in compliance with Section 409A of the Code. Withdrawals from the Cash Account shall be payable in cash and withdrawals from the Stock Account shall be payable in Shares subject to the provisions of Article VI.

ARTICLE VIII
BENEFICIARIES

        Each Director may designate from time to time any person or persons, natural or otherwise, as his or her Beneficiary or Beneficiaries to whom benefits are to be paid if he or she dies while entitled to benefits. Each Beneficiary designation shall be made either in the Deferred Fee Agreement or on a form prescribed by the Secretary of the Company and shall be effective only when filed with the secretary during the Director’s lifetime. Each Beneficiary designation filed with the secretary shall revoke all Beneficiary designations previously made by the Director. The revocation of a Beneficiary designation shall not require the consent of any Beneficiary. If the Director’s Beneficiary predeceases the Director, or no Beneficiary has been designated, the Director’s Beneficiary shall be deemed to be the Director’s spouse or, if none, the Director’s estate.

ARTICLE IX
ADMINISTRATION

                 9.1 Other Plans to Which Benefits are Subject. Deferred Stock credited to an Outside Director’s Stock Account under the Deferred Fee Plan shall be granted under and subject to the terms and conditions (including the share limitations) of, the Non-Employee Plan. Deferred Stock credited to an Employee Director’s Stock Account under the Deferred Fee Plan shall be granted under and subject to the terms and conditions (including the share limitations) of, the Stock Incentive Plan. Stock Fees that are considered awards of Common Stock granted under either the Non-Employee Plan or the Stock Incentive Plan and are converted into Deferred Stock under Article III shall only be applied once against the limitation on the number of Awards that may be granted under the Non-Employee Plan and the Stock Incentive Plan.

                 9.2 Amendment and Termination. This Plan may be amended or terminated in any respect at any time by the Compensation Committee; provided, however, that no amendment or termination of the Plan shall be effective to reduce any benefits that accrue and are vested before the adoption of such amendment or termination. If and to the extent permitted without violating the requirements of Section 409A of the Code, the Compensation Committee may require that the Deferred Fee Accounts of all Directors and Beneficiaries (including, without limitation, any remaining benefits payable to Directors or Beneficiaries receiving distributions in installments at the time of the termination) be distributed as soon as practicable after such termination, notwithstanding any elections by Directors or Beneficiaries with regard to the timing or form in which their benefits are to be paid. If and to the extent that the Compensation Committee does not accelerate the timing of distributions on account of the termination of the Plan pursuant to the preceding sentence, payment of any remaining benefits under the Plan shall be made at the same times and in the same manner as such distributions would have been made based upon the most recent elections made by Directors and Beneficiaries, and the terms of the Plan, as in effect at the time the Plan is terminated.

                 9.3 Unfunded Obligation. The obligations of the Company to pay any benefits under the Deferred Fee Plan shall be unfunded and unsecured, and any payments under the Deferred Fee Plan shall be made from the general assets of the Company. Director’s rights under the Deferred Fee Plan are not assignable or transferable other than by will or the laws of descent and distribution, and such rights are exercisable during the Director’s lifetime only by him or her, or by his or her guardian or legal representative.

                 9.4 Withholding. The Directors, their Beneficiaries and personal representatives shall bear any and all federal, state, local or other taxes imposed on benefits under the Deferred Fee Plan. The Company may deduct from any distributions under the Deferred Fee Plan the amount of any taxes required to be withheld from such distribution by any federal, state or local government, and may deduct from any compensation or other amounts payable to the Director the amount of any taxes required to be withheld with respect to any other amounts under the Deferred Fee Plan by any federal, state or local government.

                 9.5 Applicable Law. This Deferred Fee Plan shall be construed and enforced in accordance with the laws of the State of Maryland, except to the extent superseded by federal law.

                 9.6 Administration and Interpretation. The Chief Financial Officer of the Company shall have the authority and responsibility to administer and interpret, on behalf of the Compensation Committee, the Deferred Fee Plan and any Deferred Stock Award that is deemed granted pursuant to the terms of the Deferred Fee Plan; provided, however, that the Compensation Committee shall retain authority and responsibility to administer and interpret on its own behalf and/or on behalf of the Company. Benefits due and owing to a Director or Beneficiary under the Deferred Fee Plan shall be paid when due without any requirement that a claim for benefits be filed. However, any Director or Beneficiary who has not received the benefits to which he or she believes himself or herself entitled may file a written claim with the Chief Financial Officer, who shall act on the claim within thirty days, and such action on any such claim shall be conclusive.

                 9.7 Code Section 409A. The provisions of this Plan are intended to comply with, and shall be interpreted in a manner consistent with, the applicable requirements of Section 409A of the Code.

EXHIBIT A
DEFERRED FEE AGREEMENT

        This Agreement (the “Agreement”)between MasTec, Inc. (the “Company”) and ____________________ (the “Director”) is made as of December 31, 2005, under the MasTec, Inc. Deferred Fee Plan (the “Deferred Fee Plan”).

(1)     Deferred Fee Plan. The Director agrees to the terms and conditions of the Deferred Fee Plan, a copy of which has been delivered to the Director and constitutes a part of this Agreement. Capitalized words and phrases, when used in this Agreement, shall have the meaning given to them in the Deferred Fee Plan, unless otherwise defined herein.

(2)     Election to Defer Cash Fees. The Director authorizes and directs the Company to defer _____% of his or her Cash Fees earned on and after January 1, 2006. The Director may at any time revoke this election on a prospective basis by delivering to the Secretary of the Company a written revocation of the election. Such modification or revocation shall be effective for the first calendar year after the year in which the election is made.

(3)     Election to Defer Stock Fees. The Director authorizes and directs the Company to defer _____% of his or her Stock Fees earned on and after January 1, 2006. The Director may revoke this election at any time for calendar years beginning after the calendar year in which the revocation is made. The Director must deliver a written revocation of the election to the Secretary of the Company for the revocation to be effective. If and to the extent that any Stock Fee that is deferred pursuant to this election is subject to a vesting schedule or other substantial risk of forfeiture, the portion of the Director’s Stock Account under the Deferred Fee Plan that is attributable to those deferred Stock Fees shall vest at the same times as the Stock Fees would have vested if no deferral had been made.

(4)     Investment of Deferred Fees. The Director elects to have the following percentage of his or her deferred Cash Fees credited to (enter a percentage in each space below so that the total of both lines equal 100% (including 100%/0% and vice versa)):

                 ___ Cash Account OR

                 ___ Stock Account

Deferred Stock Fees are automatically credited to the Director’s Stock Account.

(5)     Time Of Distribution. The Director elects to receive the amount of deferred Fees credited to his or her Deferred Fee Accounts, pursuant to Section 4 of this Agreement:

                 (a)     Cash Account:

                  ___ in a lump sum on January 15 of the year following the year in which the Director has Separation from Service; or

                  ___ in ______ annual installments (not to exceed five), beginning on January 15 of the year following the year in which the Director ceases to provide services to the Company in his/her capacity as a Director.

                 (b)     Stock Account:

                  ___ all of the stock shall be distributed on January 15 of the year following the year in which the Director has a Separation from Service; or

                  ___ the stock shall be distributed in ______ annual installments (not to exceed five), beginning on January 15 of the year following the year in which the Director has a Separation from Service.

(1)     Beneficiary. The Director requests that, following his or her death, any amounts remaining in his or her Deferred Fee Accounts be paid (in accordance with Section 5 above) to the Beneficiary or Beneficiaries he or she has designated below:

        This form supersedes any previous Beneficiary designation the Director might have previously made under the Deferred Fee Plan.

NAME & ADDRESS                   RELATIONSHIP                   PERCENTAGE

NAME & ADDRESS                   RELATIONSHIP                   PERCENTAGE

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written above.

Director ——————————————

MASTEC, INC. BY: —————————————— Name:—————————————— Title: ——————————————